Exhibit 3.1

THIRTEENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF OUTBRAIN INC.

It is hereby certified that:

1.    (a)  The present name of the corporation (hereinafter called the “corporation”) is Outbrain Inc.

   (b)  The name under which the corporation was originally incorporated is Outbrain Inc., and the date of filing of the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is August 11, 2006.

2.  The certificate of incorporation of the corporation, as heretofore amended and restated and further corrected (“Certificate of Incorporation”), is hereby amended and restated in its entirety to reflect a change in the name of the corporation from Outbrain Inc. to Teads Holding Co.

3.  The provisions of the Certificate of Incorporation, as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Thirteenth Amended and Restated Certificate of Incorporation, without any further amendments other than the amendment herein certified and without any discrepancy between the provisions of the Certificate of Incorporation and the provisions of the said single instrument hereinafter set forth.

4.  The Thirteenth Amended and Restated Certificate of Incorporation hereinafter set forth has been duly adopted by the corporation’s Board of Directors in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

5.  The Certificate of Incorporation, as amended and restated herein, shall, at the effective time of this Thirteenth Amended and Restated Certificate of Incorporation, read as follows:

THIRTEENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

TEADS HOLDING CO.

a Delaware corporation

The following Thirteenth Amended and Restated Certificate of Incorporation of Teads Holding Co. (the “Corporation”) (i) amends and restates the provisions of the Certificate of Incorporation of the Corporation originally filed with the Secretary of State of the State of Delaware on August 11, 2006, under the name Outbrain Inc., (ii) supersedes the original Certificate of Incorporation and all subsequent amendments and restatements thereto through the date hereof in their entirety, and (iii) was approved pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE I

The name of the corporation is Teads Holding Co.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.          Classes of Stock.  The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue is 1,100,000,000 shares, of which 1,000,000,000 shares, par value of $0.001 each shall be Common Stock (the “Common Stock”), and 100,000,000 shares, par value $0.001 each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares.  The Board of Directors also is authorized to determine or alter the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable laws of the State of Delaware.

B.          Common Stock.

1.          Relative Rights of Preferred Stock and Common Stock.  All preferences, voting powers, and relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are made expressly subject to, and subordinate to, those that may be fixed with respect to any shares of the Preferred Stock.

2.          Voting Rights.  Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted by the Board of Directors to a vote of stockholders of the Corporation.

3.          Dividends.  Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4.          Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by each of them respectively.

ARTICLE V

A.          Board Size.  The number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the Amended and Restated Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law

B.          Board Structure.  From and after the Effective Time, the directors shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective.

The term of office of the initial Class I directors shall expire at the annual meeting of the stockholders in 2022, the term of office of the initial Class II directors shall expire at the annual meeting of the stockholders in 2023, and the term of office of the initial Class III directors shall expire at the annual meeting of the stockholders in 2024.  At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders in 2022, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three-year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.          Removal; Vacancies.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, for so long as the Board of Directors is divided into classes pursuant to Article V Section A, any director may be removed from office by stockholders of the Corporation only for cause by the vote of holders of seventy-five percent (75%) or more of the shares entitled to vote at an election of directors.  Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, unless otherwise determined by the Board to be filled by a vote of stockholders.  A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VI

Special meetings of the stockholders of the Corporation, unless otherwise prescribed by applicable law or by this certificate, may be called only by the chairperson of the board, the lead independent director, if any, the Chief Executive Officer (or any Co-Chief Executive Officer), the president or a majority of the total authorized number of directors of the Corporation.  Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VIII

The Board of Directors is empowered expressly to adopt, amend or repeal the Certificate of Incorporation; provided, however, that any adoption, amendment or repeal of the Certificate of Incorporation shall first require the approval of a majority of the Board of Directors, and, if required by law, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and, if applicable, by a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, the amendment of the Bylaws, board composition, director liability and the amendment of the Certificate of Incorporation must be approved by not less than seventy-five percent (75%) of the outstanding shares entitled to vote on the amendment voting together as a single class.

The Board of Directors is empowered expressly to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office, subject to any limitations set forth in the Bylaws. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or, if the Board of Directors recommend that the stockholders approve the amendment, then the affirmative vote of the majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provision(s) of the Bylaws of the Corporation.

ARTICLE IX

One third (1/3) of the shares entitled to be cast on any matter by a voting group, or in case of the Board, the number of directors shall constitute a quorum of that voting group, or the Board, for action on that matter.

ARTICLE X

No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other Corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

A.          The material facts of such relationship or interest are disclosed or known to the Board of Directors, or a duly empowered committee thereof, which in good faith authorizes, approves or ratifies the contract or transaction by a majority vote or written consent sufficient for such purpose without counting the vote or votes of such interested director or directors, even though the disinterested directors comprise less than a quorum; or

B.          The material facts of such relationship or interest are disclosed or known to the stockholders entitled to vote and they in good faith by majority vote of a quorum of the stockholders or written consent authorize, approve or ratify such contract or transaction; or

C.          The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee thereof, or the stockholders.

A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the applicable laws of the State of Delaware and the laws of the United States.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE XI

A.          No Personal Liability.  The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B.          Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article XI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Any repeal or modification of this Article shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following state, statutory and common law claims or causes of action:  (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation, or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law, this restated certificate of incorporation or the Bylaws of the Corporation (each as may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this restated certificate of incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer, or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.  This section shall not apply to claims or causes of action brought to enforce any duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.  For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this certificate of incorporation.

ARTICLE XIII

Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal Article XII, or Articles V, VI, VIII, X and XI, hereof.

IN WITNESS WHEREOF, said Teads Holding Co. has caused this certificate to be signed by its Chief Executive Officer, and its Secretary this 6th day of June 2025.

TEADS HOLDING CO.

By:	/s/ David Kostman
David Kostman
Chief Executive Officer

Attest:

By:	/s/ Veronica Gonzalez
Veronica Gonzalez
Corporate Secretary, Chief Administrative Officer & General Counsel